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                          COMMONWEALTH OF PENNSYLVANIA
                               DEPARTMENT OF STATE
                               CORPORATION BUREAU

ARTICLES OF INCORPORATION -
DOMESTIC BUSINESS CORPORATION

                                W. MARKET ST. CO.

                               A CLOSE CORPORATION

         In compliance with the requirements of section 373 of the Business Corporation Law, act of May 8, 1933 (P.L. 364) (15 P.S. ss. 1373) the undersigned desiring to be incorporated as a business corporation which is a close corporation, hereby certifies (certify) that:

         1. The name of the corporation is: W. Market St. Co.


         2. The location and post office address of the initial registered office of the corporation in this Commonwealth is: P.O. Box 591, 119 West Market Street, Lewistown, Pennsylvania, 17044.


         3. The corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes: to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1933, as amended.


         4. The term for which the corporation is to exist is: perpetual.


         5. The aggregate number of shares which the corporation shall have authority to issue is: Five(5) shares of common stock, each share having a par value of One ($1.00) Dollar, to aggregate Five ($5.00) Dollars of authorized capital.


         6. The following provisions shall regulate the status of the corporation as a close corporation:

         (a) All of the issued shares of the corporation of all classes, exclusive of treasury shares, shall be held of record by not more than 25 persons.

         (b) All of the issued shares of all classes of the corporation shall be subject to one or more of the restrictions or transfer permitted by section 613.1 of the Business Corporation Law (15 P.S.ss. 1613.1).

         (c) The corporation shall make no offering of any of its shares of any class which would constitute a "public offering" within the meaning of the Securities Act of 1933, as amended.

         7. (Optional: BCL ss.382) The business and affairs of the corporation shall be managed by the shareholders of the corporation rather than by a board of directors.

         8. (Optional: BCL ss.376B) The status of the corporation as a "close corporation" within the meaning of the Business Corporation Law shall not be terminated without the affirmative vote or written consent of shareholders holding two-thirds (2/3) of the shares of all classes of the corporation.


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                         (fraction at least two-thirds)

         9. (Optional: BCL ss.384B) (Any shareholder) Shareholders holding one-half (1/2) of the shares plus one (1) share more of the corporation may apply for the appointment of a provisional director of the corporation in the manner and upon the circumstances provided by statute.

         10. (Optional: BCL ss.386) (Any shareholder) Shareholders holding one-half (1/2) of the shares plus one (1) share more of the corporation shall have the right at will to cause the corporation to be dissolved by proceeding in the manner provided by statute.

         11. The name(s) and post office address(es) of each incorporator(s) and the number and class of shares subscribed by such incorporator(s) is (are):

NAME                                ADDRESS                       NUMBER AND CLASS OF SHARES

D.M. Barron       373 West Fifth Street, Lewistown, PA 17044         One (1) share common.

         IN TESTIMONY WHEREOF, the incorporator(s) has (have) signed and sealed these Articles of Incorporation this 11TH day of December, 1978.


                                                               /s/ D.M. Barron
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